UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2011

PROSPECT CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	814-00659	43-2048643
(State of jurisdiction)	(Commission File No.)	(IRS Employer Identification No.)

10 East 40th Street, 44th Floor, New York, NY 10016
(Address of principal executive offices and zip code)

212-448-0702
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At 10:30 a.m. (Eastern Time) on December 8, 2011, Prospect Capital Corporation (the “Company”) held its Annual Meeting of Stockholders at the Company’s offices at 10 East 40th Street, 44th Floor, New York, New York 10016 (the “Annual Meeting”).  At the Annual Meeting, the Company’s common stockholders voted on three proposals, all of which were approved.  The proposals are described in detail in the Company’s definitive proxy statement for the Annual Meeting as filed with the Securities and Exchange Commission (the “SEC”) on September 16, 2011.  As of September 9, 2011, the record date, 109,316,449 shares of common stock were eligible to vote, which included 2,840,119 shares voted by affiliates.  The final voting results from the Annual Meeting were as follows:

Proposal 1.      The Company’s stockholders elected one director of the Company.  William J. Gremp will serve as a Class I director until the annual meeting of stockholders of the Company in 2014 and until his successor is duly elected and qualifies or until his earlier resignation, removal from office, death or incapacity.  Mr. Gremp was re-elected pursuant to the voting results set forth below:

Name	For	Withheld	Broker Non-Votes
William J. Gremp	71,871,769	4,366,868	4

Proposal 2.      The Company’s stockholders ratified the selection of BDO USA LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012, as set forth below:

For	Against	Abstained	Broker Non-Votes
73,647,832	1,755,032	835,770	--

Proposal 3.      The Company’s stockholders approved a proposal to authorize the Company, with the approval of its Board of Directors, to sell or otherwise issue shares of its common stock (during the next 12 months) at a price or prices below the Company’s then current net asset value per share in one or more offerings subject to certain conditions described in detail in the Company’s definitive proxy statement as filed with the SEC on September 16, 2011 (including that the number of shares sold on any given date does not exceed 25% of its outstanding common stock immediately prior to such sale), as set forth below:

For	Against	Abstained	Broker Non-Votes
54,361,495	11,058,652	1,404,452	9,414,042

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Prospect Capital Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prospect Capital Corporation
Dated: December 14, 2011	By:	/s/ John F. Barry III
John F. Barry III
Chief Executive Officer

3